Exhibit 99.1

Getty Images Announces Redemption of Outstanding Warrants

September 19, 2022 – NEW YORK — Getty Images Holdings, Inc. (NYSE: GETY) (“Getty Images” or the “Company”), a preeminent global visual content creator and marketplace, today announced that the Company will redeem all of the outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), pursuant to the terms of the Warrant Agreement (as defined below), for a redemption price of $0.01 per Warrant (the “Redemption Price”), that remain outstanding at 5:00 p.m. New York City time on October 19, 2022 (the “Redemption Date”).

The Warrants were issued under the Warrant Agreement, dated as of August 4, 2020, between CC Neuberger Principal Holdings II (“CCNB”) and Continental Stock Transfer & Trust Company (“CST”) as warrant agent, as amended by the Warrant Assumption Agreement, dated as of July 22, 2022, by and among CCNB, the Company, CST (as predecessor warrant agent) and American Stock Transfer & Trust Company, LLC (as successor warrant agent) (collectively, the “Warrant Agreement”). Pursuant to the terms of the Warrant Agreement, Getty Images is entitled to redeem all of the outstanding Warrants for the Redemption Price if the last sales price of the Class A Common Stock is at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third business day prior to the date on which a notice of redemption is given. This share price performance target has been met. At the direction of the Company, the warrant agent is delivering a notice of redemption to each of the registered holders of the outstanding Warrants.

In accordance with the Warrant Agreement, upon delivery of the notice of redemption for cash, the Warrants may continue to be exercised by the holders thereof in exchange for payment in cash of the $11.50 per warrant exercise price until 5:00 p.m. New York City time on the Redemption Date. The exercise procedures are described in further detail in the notice of redemption and the election to purchase included therein.

Any Warrants that remain unexercised immediately after the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive the Redemption Price. Holders of Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is voluntary. Following the Redemption Date, the Warrants are expected to be delisted from the New York Stock Exchange.

None of Getty Images, its board of directors, officers or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise or refrain from exercising any Warrants.

The Company has filed a registration statement on Form S-1 (Registration No. 333-266686) (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) relating to the offer and sale of the shares of Class A Common Stock underlying the Warrants under the Securities Act of 1933, as amended, which Registration Statement was previously declared effective by the Securities and Exchange Commission.

Questions concerning redemption and exercise of the Warrants can be directed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, N.Y. 11219

Attention: Corporate Actions Group

Telephone: 877-248-6417

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Getty Images’ securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Getty Images

Getty Images is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves over 1 million customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with over 496,000 contributors and approximately 300 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “opportunity,” “upside,” “target”, or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Any such forward-looking statements are made pursuant to the safe harbor provisions available under applicable securities laws and speak only as of the date of this press release. These forward-looking statements include, but are not limited to, statements regarding the redemption of the Warrants. These statements are based on various assumptions and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. The Company undertakes no duty to update any forward-looking statements made in this press release.

Investor Contact:

Solebury Trout for Getty Images
Investorrelations@gettyimages.com

Media Contacts:

Getty Images
Anne Flanagan
Anne.flanagan@gettyimages.com

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